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Exhibit 99.2

December 3, 2012

VIA ELECTRONIC MAIL

Mr. Randall Johnson
Special Committee of the Board of Directors of
Callisto Pharmaceuticals, Inc.
420 Lexington Avenue
New York, New York 10170

  Re:
  Callisto Pharmaceuticals, Inc.

Dear Mr. Johnson:

        We hereby consent to (i) the inclusion of our opinion letter, dated October 11, 2012, to the Special Committee of the Board of Directors of Callisto Pharmaceuticals, Inc. ("Callisto") as Annex D to the joint proxy statement/prospectus included in Amendment No. I to the Registration Statement on Form S-4 of Synergy Pharmaceuticals, Inc. ("Synergy") (the "Registration Statement") relating to the proposed merger of Callisto with and into Synergy, and (ii) all references to Brean Murray, Carret & Co., LLC ("Brean Murray"), predecessor to Brean Capital, LLC, in the sections captioned "Summary—Opinion of Callisto's Financial Advisor", "Risk Factors"- Although Brean Murray's opinion was given to the Callisto Special Committee of the Board of Directors on July 20, 2012, the date of the execution of the Merger Agreement, and re-issued on October 11, 2012, it does not reflect any changes in market and economic circumstances after July 20, 2012", "The Merger Transaction—Background of the Merger", "The Merger Transaction—Recommendation of the Callisto Board of Directors and its Reasons for the Merger", and "The Merger Transaction—Opinion of Callisto's Financial Advisor" of the joint proxy statement/prospectus which forms a part of the Registration Statement.

        Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BREAN CAPITAL, LLC.
By:	/s/ BREAN CAPITAL, LLC

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  Exhibit 99.2